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Offer to Purchase
All Outstanding Shares of Common Stock
of
WORLD SERVICES, INC.
at
$0.85 Net Per Share in Cash
by
SUPER 8 MOTEL DEVELOPERS, INC.

THE OFFER WILL EXPIRE AT
12:00 MIDNIGHT, CENTRAL TIME, ON OCTOBER 31, 2001,
UNLESS THE OFFER IS EXTENDED.

WITHDRAWAL RIGHTS WILL BE AVAILABLE UNTIL THE EXPIRATION DATE AND AT ANY TIME ON OR AFTER DECEMBER 3, 2001, UNLESS AND UNTIL THE SHARES ARE ACCEPTED FOR PAYMENT.

WE DO NOT ANTICIPATE THAT THE SHARES WILL BE ACCEPTED FOR PAYMENT UNTIL APPROXIMATELY MID-DECEMBER 2001; HOWEVER, THE PAYMENT DATE COULD BE EARLIER OR LATER DEPENDING UPON HOW QUICKLY SHARES ARE TENDERED.

October 3, 2001

Super 8 Motel Developers, Inc. is offering to purchase all of the outstanding common stock of World Services, Inc. at a price of $0.85 net per share in cash on the terms described in this document. Our offer is being made on identical terms to each shareholder of World Services and is conditioned upon, among other things, at least a majority of all outstanding shares being validly tendered and not withdrawn and receiving the approval of a majority of World Services' shareholders to amend World Services' Articles of Incorporation to "opt out" of the control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act.

IMPORTANT INSTRUCTIONS

   If you desire to participate in the tender offer and receive payment of $0.85 per share, you must follow these instructions:

  •
  If your shares are registered in your own name, complete and sign the enclosed pink Letter of Transmittal, including the Substitute W-9 on page 3, in accordance with the instructions in the Letter of Transmittal. If your shares are held jointly (for example, as husband and wife), then both owners must sign everything, and

  •
  If you have your stock certificates, mail or deliver your Letter of Transmittal, your stock certificate(s), and any other required documents to the Depositary at the address listed on the Letter of Transmittal; or

  •
  If your stock certificate has been misplaced, stolen or destroyed, follow the procedures set forth in Instruction 16 of the Letter of Transmittal, and mail or deliver your Letter of Transmittal and any other required documents to the Depositary at the address listed on the Letter of Transmittal; or

  •
  If your stock certificate is being held in escrow by the South Dakota Division of Securities, follow the procedures set forth in Instruction 17 of the Letter of Transmittal, and mail or deliver your Letter of Transmittal and any other required documents to the Depositary at the address listed on the Letter of Transmittal.

    In each of the foregoing cases, it is your responsibility to ensure that the Depositary receives your documents on or before October 31, 2001, or any extended expiration date.

  •
  If your shares are registered in another name: If your shares are registered in the name of a broker, dealer, bank, trustee or other nominee, you must contact them and tell them to tender your shares. They will give you instructions on how to direct them to tender your shares. The Depositary must receive a properly executed Letter of Transmittal and stock certificates from your broker, dealer, bank, trustee or other nominee on or before October 31, 2001, or any extended expiration date.

We will pay for all tendered shares by check to you at the address set forth on the mailing label on the pink Letter of Transmittal unless you provide alternative instructions in accordance with the procedures set forth in Instruction 12 in the pink Letter of Transmittal. Wells Fargo Bank, South Dakota, N.A. is acting as our depositary in this tender offer. If you accept our offer and tender your shares, Wells Fargo will hold your shares in trust until the tender offer is complete and you are paid. If the tender offer is not completed for any reason, Wells Fargo will return your share certificate(s) to you promptly and your Letter of Transmittal will be null and void. If you have any questions and requests for assistance or additional copies of tender offer materials, you may contact us at the address, fax or telephone number listed on the back cover page of this document.

THIS DOCUMENT EXPLAINS IMPORTANT INFORMATION REGARDING THE TENDER OFFER. WE ENCOURAGE YOU TO READ IT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

SUMMARY TERM SHEET

    Super 8 Motel Developers, Inc. is offering to purchase all of the outstanding common stock of World Services, Inc. for $0.85 net per share in cash. The following are answers to some important questions that you may have as a World Services shareholder. However, this summary does not contain a description of all the terms of our tender offer. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal, and we urge you to read them carefully before deciding whether to tender your shares. Unless otherwise noted, the references below refer to other sections of this Offer to Purchase which contain related information. All information regarding World Services or its board of directors has been supplied by World Services.

Who is offering to buy my shares?

  Our name is Super 8 Motel Developers, Inc. We are a South Dakota corporation that owns and operates motels in Delaware, Maryland, Virginia, and West Virginia. See "Introduction" and Section 8—"Certain Information Concerning the Purchaser." We are not a part of, nor are we affiliated with, Super 8 Motels, Inc., which is the franchisor of Super 8® motels throughout the United States and Canada, although we do have a standard franchise agreement with Super 8 Motels, Inc. for each of our motels. In this document, we sometimes refer to ourselves as "Developers."

Is there any relationship between you and World Services?

  World Services owns approximately 16% of our common stock. See "Introduction" and Section 10—"Contacts and Transactions with the Company; Background of the Offer."

What shares are you seeking to buy in the offer?

  We are offering to purchase all of the outstanding common stock of World Services on the terms described in this Offer to Purchase and the accompanying Letter of Transmittal. See "Introduction" and Section 1—"Terms of the Offer." If all of the World Services shareholders do not decide to sell their shares to us, we will still buy shares from the other shareholders if at least a majority of the shares are tendered and the other conditions are satisfied.

Why are you offering to buy my shares?

  World Services owns approximately 16% of our outstanding common stock. We have once attempted to purchase those shares from World Services in the past, but did not reach an agreement for an acceptable price. See Section 10—"Contacts and Transactions with the Company; Background of the Offer." We are trying to buy at least a majority of the outstanding shares of World Services so that we will be able to control the disposition of those shares of our common stock.

Why are you not simply seeking to purchase your shares from World Services?

  We offered to purchase our shares in June 1999 for $1.50 per share (or $0.44 per share of World Services stock), but were unable to reach an agreement as to price with World Services. Based on our discussions with the World Services board of directors, we do not believe that the World Services board would sell our shares to us for a price that we are willing to pay; however, the World Services board of directors has remained interested in providing an opportunity to those shareholders desiring to sell as long as the interests of all of its shareholders would be adequately protected. We have negotiated an agreement with World Services that will allow each shareholder to make up his or her own mind whether to sell at the price we are willing to pay or to remain as a shareholder of World Services. See Section 10—"Contacts and Transactions with the Company; Background of the Offer."

What are your plans for World Services?

  If we complete the tender offer, we intend to immediately appoint a majority of the directors of World Services in compliance with the requirements of the securities laws. Beyond that, we have no plans for any business activity for World Services. We have agreed to a number of restrictions which limit the ability of World Services to enter into certain types of business transactions for two years after the tender offer is completed. Most of the restrictions will expire after that two year period, although the World Services board of directors and Developers, as a controlling shareholder, will continue to be subject to certain fiduciary responsibilities under South Dakota law. Consequently, we do not expect to cause World Services to take any significant action for at least two years, although circumstances may change. See Section 1—"Terms of the Offer."

  We have agreed with World Services that we will not use its assets to pay any costs or expenses associated with this transaction (although World Services will pay its own expenses). This means that we will not use World Services' current assets to pay for our costs and expenses in making this tender offer. See Section 1—"Terms of the Offer."

How much are you offering to pay for my shares and will I have to pay any fees or commissions?

  We are offering to pay you $0.85 net in cash for each World Services share that you own, without interest. If you are the registered owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker, trustee or other nominee, they may charge you a fee for tendering the shares on your behalf and you need to ask them whether any charges will apply. See "Introduction" and Section 1—"Terms of the Offer."

When will you make payment to me if I tender my shares?

  We expect to pay for all shares tendered in December 2001, following a special meeting of the shareholders of World Services at which you will be asked to approve an amendment to World Services' articles of incorporation to "opt out" of certain provisions under South Dakota law that are designed to discourage hostile takeovers which are discussed below.

  Our payment date may be extended beyond December 2001 if we have to extend our tender offer beyond its scheduled expiration date of October 31, 2001 in order to get at least a majority of the shares tendered.

How long do I have to decide whether to tender my shares in the offer?

  You will have until at least 12:00 midnight, Central time, on October 31, 2001, to tender your shares in the offer. If we extend the offer, you will have until the extended expiration date to tender your shares. See Section 1—"Terms of the Offer" and Section 2—"Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

  We can extend the offer for any reason at any time prior to the expiration date in our discretion. See Section 1—"Terms of the Offer."

How will I be notified if the offer is extended?

  If we extend the offer, we will inform Wells Fargo as the Depositary for the offer and we will make a public announcement of the extension, not later than 9:00 a.m., Central time, on the next business day after the day on which the offer was scheduled to expire. We will also publish a notice in the American News, Aberdeen, South Dakota; the Argus Leader, Sioux Falls, South

  Dakota; and the Rapid City Journal, Rapid City, South Dakota as soon as practicable. See Section 1—"Terms of the Offer."

Do you have the financial resources to make payment?

  We have secured a letter of credit from Wells Fargo Bank, South Dakota, N.A. to borrow up to $1.5 million of the tender offer price and we intend to pay for the remainder out of our cash on hand. See Section 9—"Source and Amount of Funds."

How do I tender my shares?

  To tender your shares, you must deliver the stock certificate(s) representing your shares, together with a completed Letter of Transmittal and any other documents required, to Wells Fargo Bank, South Dakota, N.A., at its address listed on the Letter of Transmittal. You must deliver these documents to Wells Fargo no later than midnight, October 31, 2001, or such later date as the tender offer expires if we extend the tender offer. If your shares are held by a broker, trustee or other nominee on your behalf, the shares can only be tendered by your broker, trustee or nominee. See Section 2—"Procedures for Tendering Shares."

  In either event, it is your responsibility to ensure that Wells Fargo, as our depositary, receives all required documents before the tender offer expires. You may choose any delivery method you determine appropriate. So that you can ensure timely delivery, we recommend that you use express, certified or registered mail, Federal Express or another commercial courier services, or that you hand deliver your documents to Wells Fargo at the office listed on the Letter of Transmittal. Delivery to any other office of Wells Fargo will not be valid. We recommend that you arrange for delivery of the documents to Wells Fargo in advance of the expiration date.

How do I withdraw previously tendered shares?

  To withdraw shares, you must deliver a written notice of withdrawal with the required information to Wells Fargo while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker, trustee or other nominee, you must instruct him or her to arrange for the withdrawal of your shares. See Section 1—"Terms of the Offer" and Section 3—"Withdrawal Rights."

How long do I have to withdraw previously tendered shares?

  You will be able to withdraw any previously tendered shares at any time until October 31, 2001, or any extended expiration date.

  In addition, if we have not accepted any previously tendered shares for payment by October 31, 2001, you will have the right to withdraw any shares previously tendered by you at any time on or after December 3, 2001 until we accept your shares for payment. Because World Services has agreed to our request to hold a shareholders meeting to amend its Articles of Incorporation, it is likely that we will not accept tendered shares for payment until at least mid-December 2001. However, if a majority of the outstanding shares are tendered right away, we may be able to accept shares for payment earlier than mid-December 2001. On the other hand, if a majority of the shares are not tendered until close to the Tender Offer's original or extended expiration date, we would not expect to accept shares for payment until mid-December 2001 or even later if we have to extend the tender offer to get the minimum number of shares tendered.

  The right to withdraw your shares will not apply to special subsequent offering period, if we decide to include a special subsequent offering period. See Section 1—"Terms of the Offer" and Section 3—"Withdrawal Rights."

What does the World Services board of directors think of the offer?

  On September 7, 2001, the board of directors of World Services unanimously approved, and World Services entered into, a Letter Agreement with Developers agreeing to the terms of the tender offer and related matters. World Services' board of directors agreed to support the tender offer in that it provides liquidity to shareholders who desire to sell, but will remain neutral with respect to its belief as to whether the price is adequate.

  The World Services board also approved our acquisition of shares from tendering shareholders and agreed to recommend that shareholders who decide to tender their shares vote in favor of the amendment to the World Services' Articles of Incorporation to "opt out" of certain South Dakota anti-takeover statutes. A copy of the Letter Agreement is included as Annex A to this Offer to Purchase. You should also review and consider the Schedule 14D-9 prepared by the World Services' board to explain its conclusions and recommendations with respect to the tender offer which World Services will mail to you separately.

Can you establish the market value of my shares as of a recent date?

  Because World Services shares are not traded in any stock exchange or over-the-counter market, we are unable to establish a market value for the shares. We do not know the details of any recent privately negotiated transactions that would give an independent indication of market value.

What will happen if a majority of shares are tendered?

  Shortly after a majority of World Services shares are tendered, World Services has agreed to file a proxy statement with the Securities and Exchange Commission for a special meeting of shareholders. At the meeting, World Services will ask its shareholders to consider an amendment to its Articles of Incorporation, the adoption of which is a condition to our offer. The amendment would cause World Services to "opt out" of the control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act, a statute designed to protect shareholders and discourage hostile takeovers by restricting the voting rights and other actions of a person or entity that acquires control of a corporation through an acquisition of shares. We have required the adoption of the amendment as a condition to our completion of the tender offer because those provisions would prevent us from voting the shares we may acquire in the tender offer.

  To facilitate the completion of the tender offer, World Services has agreed to recommend that its shareholders who have tendered their shares vote in favor of the amendment and has agreed to adopt the amendment to its Articles of Incorporation if it is approved by a majority of the shareholders. Each shareholder will be entitled to make his or her own decision with respect to any vote to be cast.

  World Services will send you separate proxy materials to vote at the special meeting. You will be able to vote at the meeting even if you have already tendered your shares. If you decide to tender your shares, the amendment will not affect your rights as a selling shareholder in any way and it is important that you vote in favor of the amendment because we will not complete the tender offer and pay you unless the amendment is adopted. See Section 2—"Procedures for Tendering Shares." If the amendment is adopted and the other conditions are fulfilled, we will send you a check for your shares.

What are the most significant conditions to the offer?

  The two conditions to the tender offer that we believe are most significant to shareholders are the following:

    •
    shareholders must tender at least a majority of the outstanding shares of World Services before the expiration date; and

    •
    shareholders must approve the adoption of the amendment to World Services Articles of Incorporation relating to South Dakota's anti-takeover statute.

  In addition, among other things, we will not be obligated to purchase any tendered shares if there are material changes in World Services' financial condition, if World Services takes any actions that are contrary to the Letter Agreement, or if there are any legal prohibitions. See Section 12—"Certain Conditions of the Offer."

Will I have any dissenters' rights or appraisal rights?

  No. If the amendment to the Articles of Incorporation is adopted and the tender offer is completed, you will not have dissenters' rights or the right to seek an appraisal with respect to this transaction. If you do not think the price we are offering is fair, your only option will be to not tender your shares and to remain as a shareholder of World Services. See Section 11—"Purpose of the Offer; Plans for the Company."

If I decide not to tender, how will the offer affect my shares?

  The Letter Agreement includes a number of conditions to protect shareholders who do not tender before the completion of the tender offer; however, if the tender offer is completed and you do not tender your shares in the offer,

    •
    you will be a minority shareholder in a company controlled by Developers, and

    •
    the number of shareholders and the number of shares of World Services that are still in the hands of the public may be so small that there may be even less of a market for the shares than presently exists.

  In addition, World Services may cease making filings with the Securities and Exchange Commission if it is no longer required to comply with the Securities and Exchange Commission's rules relating to public companies. If we conduct or cause World Services to conduct a transaction that lowers the number of outstanding shareholders to a level that would allow us to cease making such filings, we will comply with the going private rules adopted by the Securities and Exchange Commission to protect the shareholders of reporting companies. See Section 6—"Effect of the Offer on the Market for the Shares; Exchange Act Registration" and the Letter Agreement under Annex A.

Can I tender my shares if they are being held in escrow by the South Dakota Division of Securities?

  Yes. The Director of the South Dakota Division of Securities has agreed to release all of the escrowed shares and to allow them to participate in the tender offer if it is successful. Escrowed shares that are not tendered will also be released if the tender offer is completed and Developers acquires control of World Services. A copy of our Release of Escrowed Shares Agreement with the Director is included as Annex B to this document.

Who can I call if I have questions about the tender offer?

  You may call our Tender Offer Coordinator at (605) 229-8899 with any questions or to receive additional copies of the tender offer materials. We cannot provide you with individual legal, tax or financial advice; however, we can help answer any general questions that you may have about the terms of the offer or how to tender your shares. The Depositary will also have additional copies of the tender offer materials available upon request.

To the Holders of Common Stock of
World Services, Inc.:

INTRODUCTION

    Super 8 Motel Developers, Inc., a South Dakota corporation ("Developers"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share ("Common Stock"), of World Services, Inc., a South Dakota corporation (the "Company"), at a price of $0.85 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering shareholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 11 of the Letter of Transmittal, transfer taxes on the purchase of shares pursuant to the Offer. Shareholders who hold their shares through brokers, dealers, banks, trustees or other nominees should check with such institutions as to whether they charge any service fees. Developers will pay all fees and expenses of Wells Fargo Bank, South Dakota, N.A., which is acting as the depositary (the "Depositary"), incurred in connection with the Offer. See Section 14—"Fees and Expenses."

    The Board of Directors of the Company (the "Company Board") has unanimously approved and the Company has entered into a Letter Agreement effective as of September 10, 2001, with Developers (the "Letter Agreement") agreeing to the terms of the tender offer and related matters. The Company Board agreed to support the Offer in that it provides liquidity to shareholders who desire to sell, but will remain neutral as to price. The Company Board also approved our acquisition of shares from tendering shareholders and agreed to recommend that shareholders who decide to tender their shares vote in favor of the amendment to the Company's Articles of Incorporation to "opt out" of certain South Dakota anti-takeover statutes.

    The factors considered by the Company Board in arriving at its decision to support the Offer are described in the Company's solicitation/recommendation statement on Schedule 14D-9 (the "Schedule 14D-9") which has been filed with the Securities and Exchange Commission (the "Commission") and which World Services will mail separately to its shareholders. Shareholders should read the Schedule 14D-9 carefully in its entirety.

    If at least a majority of the Company's common shares are tendered to us in the Offer, the Company Board will prepare a proxy statement regarding a special meeting of shareholders that will be held to consider the adoption of an amendment to the Company's Articles of Incorporation to "opt out" of certain anti-takeover statutes. The special meeting date will be set and the proxy statement will be mailed to shareholders as soon as possible under the Commission's proxy rules and regulations. The factors considered by the Company Board in arriving at its decision to recommend that shareholders of the Company who tender their shares vote in favor of the amendment to the Articles of Incorporation will be described in the Company's proxy statement.

    The Offer is conditioned upon, among other things:

  •
  there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1—"Terms of the Offer" hereof) that number of shares that would represent at least a majority of the shares on the date of purchase (the "Minimum Tender Condition"); and

  •
  the shareholders of the Company at a special meeting shall have duly approved, and the Company shall have duly adopted, an amendment to the Company's Articles of Incorporation to "opt out" of certain South Dakota anti-takeover statutes (the "Special Meeting Condition").

    The Company has reported that, as of June 30, 2001, there were 2,639,679 shares issued and outstanding, and has informed Developers that there are no outstanding warrants, options or other derivative securities to purchase shares from the Company. Based upon the foregoing and assuming that no shares have otherwise been issued after June 30, 2001, the Minimum Tender Condition will be satisfied if at least 1,319,840 shares are validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof). The actual number of shares required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of fully diluted shares on the date that Developers accepts shares for payment pursuant to the Offer. If the Minimum Tender Condition and the Special Meeting Condition are satisfied, and Developers accepts for payment shares tendered pursuant to the Offer, Developers will be able to elect a majority of the members of the Company Board and to control the Company. Non-tendering shareholders will continue to be shareholders of the Company, with all rights of a shareholder as provided by law, as well as certain additional protections as set forth in the Letter Agreement.

    Developers may provide a special subsequent offering period in connection with the Offer. If Developers elects to provide a special subsequent offering period, it will make a public announcement thereof before 9:00 a.m., Central time, on the next business day after the previously scheduled Expiration Date.

    Certain U.S. federal income tax consequences of the sale of shares pursuant to the Offer are described in Section 5—"Certain U.S. Federal Income Tax Consequences."

    This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making any decision with respect to the Offer.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, Developers will accept for payment and pay for all shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, Central time, on October 31, 2001, unless and until Developers shall have extended the period of time during which the Offer is open in its discretion, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Developers, will expire.

    Developers may, at any time and from time to time, take one or more of the following actions without the consent of the Company:

  (a)
  extend the Offer for one or more periods of time that Developers reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the Expiration Date any of the conditions to Developers' obligation to accept shares for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived,

  (b)
  extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof that is applicable to the Offer, or

  (c)
  extend the Offer to provide a special subsequent offering period if on such Expiration Date the Minimum Tender Condition has been satisfied but less than 100% of the outstanding shares have been tendered in the Offer.

    Under no circumstances will interest be paid on the purchase price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for such shares.

    Developers reserves the right (but shall not be obligated), at any time and from time to time prior to the Expiration Date, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, in each case in its sole discretion; provided however, that, without the consent of the Company, Developers shall not

(i) reduce the number of shares subject to the Offer, (ii) reduce the price per share to be paid pursuant to the Offer or change the form of consideration payable in the Offer, (iii) amend or add to the conditions of the Offer, (iv) except as provided above, extend the Offer, or (v) otherwise amend the terms of Offer in any manner adverse to the holders of shares.

    If by 12:00 midnight, Central time, on October 31, 2001 (or any later date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, Developers, subject to the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated)

  (a)
  to terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering shareholders,

  (b)
  to waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn,

  (c)
  to extend the Offer as set forth above and, subject to the right of shareholders to withdraw shares until the Expiration Date, retain the shares that have been tendered during the period or periods for which the Offer is extended, or

  (d)
  except as set forth above, to amend the Offer.

    The Special Meeting Condition will not have been approved by the Expiration Date and Developers does not expect to waive that condition. Developers will also not waive the condition requiring that a majority or more of the outstanding World Services' common stock be tendered.

    In the event that Developers waives any of the conditions set forth in this Offer to Purchase in Section 12—"Certain Conditions Of The Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the shareholders, require that the Offer remain open for an additional period of time and/or that Developers disseminate information concerning such waiver.

    If Developers extends the Offer, or if Developers (whether before or after its acceptance for payment of shares) is delayed in its payment for shares or is unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to Developers' rights under the Offer, the Depositary may retain tendered shares on behalf of Developers, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase in Section 3—"Withdrawal Rights." However, as described above, the ability of Developers to delay payment for shares that Developers has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., Central time, on the next Business Day (as defined below) after the previously scheduled Expiration Date. Without limiting the manner in which Developers may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of shares), Developers will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and publishing an announcement in the American News, Aberdeen, South Dakota; the Argus Leader, Sioux Falls, South Dakota; and the Rapid City Journal, Rapid City, South Dakota. As used in this Offer to Purchase, "Business Day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If Developers makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Developers will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the

Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders, and such increase in the consideration being offered will be applicable to all shareholders whose shares are accepted for payment pursuant to the Offer.

    Pursuant to Rule 14d-11 under the Exchange Act, although Developers does not currently intend to do so, Developers may, subject to certain conditions, elect to provide a special subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance of the shares for payment pursuant to the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of shares in the Offer, during which shareholders may tender shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

    During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and Developers will promptly purchase and pay for any shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Developers may provide a Subsequent Offering Period so long as, among other things,

  (i)
  the initial period of the Offer has expired,

  (ii)
  Developers offers the same form and amount of consideration for shares in the Subsequent Offering Period as in the initial Offer,

  (iii)
  Developers immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration,

  (iv)
  Developers announces the results of the Offer, including the approximate number and percentage of shares deposited in the Offer, no later than 9:00 a.m., Central time, on the next Business Day after the Expiration Date and immediately begins the Subsequent Offering Period, and

  (v)
  Developers immediately accepts and promptly pays for shares as they are tendered during the Subsequent Offering Period. Developers will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after October 31, 2001, or such later scheduled Expiration Date. In the event Developers elects to provide a Subsequent Offering Period, it will make a public announcement thereof before 9:00 a.m., Central time, on the next Business Day after the previously scheduled Expiration Date.

    Developers does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering shares in the Offer or in a Subsequent Offering Period, if one is included.

    The Company has provided Developers with the Company's shareholder list for the purpose of disseminating the Offer to holders of shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares.

2. PROCEDURES FOR TENDERING SHARES

    Valid Tender of Shares.  For a shareholder validly to tender shares pursuant to the Offer, the shareholder must send the following documents to the Depositary at its address set forth on the back cover of this Offer to Purchase so that they are received by the Depositary on or prior to the Expiration Date:

  •
  the pink Letter of Transmittal, properly signed and completed, including the Substitute Form W-9, and

  •
  the shareholder's stock certificate(s) for shares of the Company's common stock, however,

  •
  if the shareholder's certificate has been lost, misplaced or stolen, then the shareholder must check the appropriate box on the Letter of Transmittal and sign and return the enclosed Affidavit of Lost Certificate, which must be notarized, or

  •
  if the shareholder's stock certificate is being held in escrow by the South Dakota Division of Securities, then the shareholder must check the appropriate box on the Letter of Transmittal; and

  •
  if the shareholder desires to receive payment at some other address or in some other name or account, then the shareholder must complete and return the enclosed Special Delivery or Payment Instructions.

    The valid tender of shares pursuant to the procedures described above will constitute a binding agreement between the tendering shareholder and Developers upon the terms and subject to the conditions of the Offer. Additional instructions are provided in the Letter of Transmittal. It is important to follow them carefully.

    The method of delivery of stock certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Other Requirements.  Notwithstanding any provision hereof, payment for shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of

  (a)
  certificates for such shares,

  (b)
  a Letter of Transmittal, properly completed and duly executed, and

  (c)
  any other documents required by the Letter of Transmittal.

    Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the shares, regardless of any extension of the Offer or any delay in making such payment.

    Appointment.  By executing a Letter of Transmittal and subject to and effective upon the completion of the Offer and Developers' acceptance of the tendered shares for payment, a tendering shareholder will, except as provided in Section 3—"Withdrawal Rights," irrevocably appoint designees of Developers as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares tendered by such shareholder and accepted for payment by Developers and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered shares.

    Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). After the appointment becomes effective, the designees of Developers will thereby be empowered to exercise all voting and other rights with respect to such shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Developers reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon Developers' acceptance for payment of such shares, Developers must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of the shareholders.

    It is important to note that the proxy described in the preceding paragraph does not permit Developers to vote your shares at the special meeting scheduled for mid-December. That proxy is effective only after the special meeting, if Developers accepts your shares for payment.

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by Developers in its sole discretion, which determination will be final and binding. Developers reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Developers, be unlawful. Developers also reserves the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Developers, the Company, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Developers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    Backup Withholding Tax.  In order to avoid U.S. federal backup withholding tax on payments of cash pursuant to the Offer, a shareholder surrendering shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding tax. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and any payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. All shareholders surrendering shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding tax (unless an applicable exemption exists and is proved in a manner satisfactory to Developers and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding tax. See Annex A of the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time on or prior to the Expiration Date and, unless the shares have been accepted for payment and paid for by

Developers pursuant to the Offer, may also be withdrawn at any time on or after December 3, 2001 unless such shares are tendered during any Subsequent Offering Period as described below.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and any and all signatures on the notice of withdrawal must be duly notarized. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2—"Procedures for Tendering Shares" at any time on or prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Developers in its sole discretion, which determination will be final and binding. None of Developers, the Company, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    In the event Developers provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to shares tendered during such Subsequent Offering Period or to shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Developers will accept for payment and will pay for all shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3—"Withdrawal Rights" promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by Developers, in its sole discretion, which determination shall be final and binding. Developers expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law, including, without limitation, any applicable material competition, merger, control, antitrust or similar law or regulation. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates for such shares, together with a Letter of Transmittal, properly completed and duly executed, and any other required materials. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares are actually received by the Depositary.

    The per-share consideration paid to any shareholder pursuant to the Offer will be the highest per-share consideration paid to any other shareholder pursuant to the Offer.

    For purposes of the Offer, Developers will be deemed to have accepted for payment, and thereby purchased, shares validly tendered to Developers and not properly withdrawn as, if and when Developers gives oral or written notice to the Depositary of Developers' acceptance for payment of such shares. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the

Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from Developers and transmitting payment to tendering shareholders whose shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered shares, regardless of any extension of or amendment to the Offer or any delay in paying for such shares. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Developers' obligation to make such payments shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of shares pursuant to the Offer. Developers will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 11 of the Letter of Transmittal.

    If Developers is delayed in its acceptance for payment of or payment for shares or is unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to Developers' rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), the Depositary may, nevertheless, on behalf of Developers, retain tendered shares, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3—"Withdrawal Rights."

    If any tendered shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the tendering shareholder, as promptly as practicable after the expiration or termination of the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder as consideration for the shares tendered by the shareholder and purchased pursuant to the Offer, and the adjusted tax basis of such shares. Gain or loss will be calculated separately for each block of shares that have the same holding period and adjusted tax basis. If tendered shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the shares exceeds one year.

    A shareholder (other than certain exempt shareholders including, among others, most corporations and certain foreign individuals) that tenders shares may be subject to a 31% federal backup withholding tax unless the shareholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding tax and otherwise complies with the applicable requirements of the backup withholding tax rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding tax may be subject to a penalty imposed by the IRS. See "Backup Withholding Tax" under Section 2—"Procedures for Tendering Shares." Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding tax.

    If U.S. federal backup withholding tax applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding tax is not an additional tax. Rather, the amount of the backup withholding tax can be credited against the U.S. federal income tax liability of the person subject to the backup withholding tax, provided that the required information is given to the IRS. If backup withholding tax results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares who are subject to special tax treatment under the Code—such as non-U.S. persons, insurance companies, tax-exempt organizations, partnerships, dealers or traders in securities and financial institutions—and may not apply to a holder of shares in light of individual circumstances, such as holding shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction.

    Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer.

6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION

    Market for the Shares.  The Company's shares are not listed on any national securities exchange, quoted on the Nasdaq Stock Market, or listed on any over-the-counter market. The only market that exists for the shares is in privately negotiated transactions. The purchase of shares pursuant to the Offer will reduce the number of holders of shares and the number of shares that might otherwise be traded privately, which could further reduce the liquidity and market value of the remaining shares held by the public.

    Exchange Act Registration.  The shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders.

    Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. Developers may seek to cause the Company to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a South Dakota corporation with its principal offices at 724 N. Kline, P.O. Box 786, Aberdeen, South Dakota 57402-0786, and its telephone number is (605) 225-4131. According to the Company's Annual Report for the fiscal year ended December 31, 2000, the Company has no operating assets.

    Available Information.  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Developers does not have any knowledge that any such information is untrue, Developers takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

8. CERTAIN INFORMATION CONCERNING THE PURCHASER

    Developers is a South Dakota corporation that owns and operates motels in Delaware, Maryland, Virginia, and West Virginia.

    The principal executive office of Developers is located at 523 Camelot Drive, P.O. Box 4800, Aberdeen, SD 57402-4800, and its telephone number is (605) 229-8899. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Developers are set forth in Schedule I hereto. Except as described in this Offer to Purchase, none of Developers, or, to the best knowledge of Developers, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Developers, or any of the persons so listed,

  (i)
  beneficially owns any equity security of the Company,

  (ii)
  has effected any transaction in any equity security of the Company during the past 60 days,

  (iii)
  has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years, or

  (iv)
  has been a party during the last five years, to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Developers is exempt from the informational filing requirements of the Exchange Act.

9. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Developers to purchase all outstanding shares pursuant to the Offer and to pay fees and expenses related to the Offer is estimated to be approximately $2.3 million. Developers plans to obtain all funds needed for the Offer through a contribution of cash on hand and borrowings pursuant to a letter of commitment dated September 27, 2001 from Wells Fargo Bank, South Dakota, NA. The letter of commitment requires that Developers use its own cash on hand to fund no less than 38% of the total cost of the tender offer. The letter of commitment provides for a one year note of up to $1.5 million at a rate equal to the Wells Fargo Bank National Prime variable, with principal and interest due at maturity. The borrowings pursuant to the letter of commitment would be secured by the shares of common stock of World Services that Developers acquires in the tender offer.

    Developers has not established any alternative financing arrangements or plans in the event that financing is not secured for any reason. Completion of the tender offer is not contingent upon receiving financing pursuant to the letter of commitment.

10. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    Previous Contacts and Relationships.  The Company owns 796,952 shares of Developers' common stock representing approximately 16% of the outstanding common stock of Developers. In June 1999, Developers made a written offer to repurchase its shares from the Company for $1.50 per share of Developers stock. That offer was declined in writing by the Company.

    Since 1999, Developers has, on occasion, informally considered various options to either reacquire or acquire control over the block of Developers stock that is owned by the Company. It did not pursue any formal discussions or definitive proposals until April 2001, when the Company disclosed in its Form 10-KSB for the fiscal year ended December 31, 2001 that it was considering distributing its shares of Developers stock to its shareholders. Developers objected to this proposal on the grounds that the shares are restricted securities and that the Company could not proceed with the proposal unless it obtained Developers' consent to register the shares for public distribution under the federal and state securities laws.

    From time to time following those discussions in April 2001, the board of directors of Developers began to give more serious consideration to pursuing a transaction to acquire control of the Developers shares owned by the Company, including a potential tender offer. At that time, the Company's president, Ronne Tarrell, sat on the board of directors of Developers; however, in May 2001, when discussions regarding a possible tender offer or other transaction started to become more concrete, Mr. Tarrell willingly resigned from the Developers board of directors at the request of the other members of the Developers board of directors because of the conflicts of interest that would arise if such a transaction proceeded.

    Negotiations Relating to the Tender Offer.  On July 31, 2001, Developers' president, Harvey Aman, and its Chairman of the Board, Ronald Rivett, met with the Company's directors and proposed on very general terms a tender offer by Developers at a price of $.80 per share. Following discussions regarding price and other terms, Developers and the Company reached an oral agreement to pursue a transaction whereby Developers would conduct a tender offer for the Company's shares with the cooperation of the Company's board at a price of $.85 per share, subject to the execution and terms and conditions of a definitive agreement between the parties. Discussions and negotiations regarding the terms and conditions of the definitive agreement continued until Developers and the Company executed the final letter agreement which became effective on September 10, 2001. During that period, counsel for Developers and the Company also held independent conversations regarding the prospective tender offer and exchanged various preliminary drafts of the letter agreement and related documents. A copy of the final Letter Agreement is included as Annex A to this document.

    During the same period, Developers contacted the Director of the South Dakota Division of Securities regarding the potential release of shares of the Company's stock held in escrow by the state since 1980. The Director subsequently agreed that it would permit the holders of the escrowed shares to participate in the tender offer and, if Developers completed the tender offer and acquired control of a majority of the Company's outstanding shares, the Director would release all of the remaining shares from the escrow. A copy of the Release of Escrowed Shares Agreement dated September 25, 2001 is included as Annex B to this document.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

    Purpose of the Offer.  The purpose of the Offer is to enable Developers to acquire control of the Company and, as a result, to acquire control of the outstanding shares of Developers that are owned by the Company. The acquisition of equity in the Company has been structured as a cash tender offer in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's shareholders to Developers and to provide those shareholders with cash for all of their shares.

    Plans for the Company.  If all the conditions to the tender offer are met or waived by Developers and Developers accepts for payment and pays for at least a majority of the outstanding shares of the Company, Developers will acquire control of the Company. Developers intends to immediately designate its representatives to constitute a majority of the Company Board since its principal reason for acquiring the Company is to acquire control of the Developers' common stock owned by the Company. Otherwise, Developers has not made any plans for the Company following the completion of the tender offer.

    If the tender offer is completed, Developers may keep the Company as a partially owned subsidiary, in which case any non-tendering shareholders would have a minority interest in a company controlled by Developers or Developers may decide to do a "going private transaction" that would have the effect of eliminating the minority interests of the non-tendering shareholders. However, Developers has agreed to certain protective covenants in the Letter Agreement that will restrict Developers' actions following the completion of the tender offer, as follows:

  •
  Developers will not cause the Company to divest or sell any material assets through a distribution, dividend, payment of any sort or to conduct any merger, consolidation, exchange or other transaction, in a manner which is inconsistent with the fiduciary duties or other legal obligations that a majority shareholder owes to any minority shareholders under all applicable state or federal laws;

  •
  Developers will not cause the Company to make any payment to Developers in exchange for any property or services other than at fair market value as determined in good faith by the board of directors of the Company at the time of such transaction;

  •
  For so long as the Company is subject to the Exchange Act, Developers will cause the Company to comply with financial reporting and other obligations pursuant to the Exchange Act, and if Developers determines to take the Company private through filing a Form 15, engaging in a 13e-3 Transaction, or other means, Developers will (and will cause the Company to) comply with all relevant rules and statutes; and

  •
  For a period of twenty-four (24) months following the completion of the tender offer,

  •
  Developers will not cause the Company to make any dividend or distribution of cash, stock or other assets or consideration to its shareholders, or conduct any sale, merger, consolidation, exchange or other transaction, pursuant to which Developers would receive a disproportionate amount of cash, stock or other assets or consideration on a per share basis in comparison to the Company's other shareholders;

  •
  Developers will not cause the Company to enter into any sale of all or substantially all of its assets, merger, consolidation, exchange, voluntary dissolution or other transaction that would have the effect of eliminating the interests of the non-tendering shareholders and give rise to dissenters' rights under Section 47-6-23 of the South Dakota business corporations statutes, unless either (i) the per share price to be paid to the non-tendering shareholders is not less than the tender offer price plus interest calculated from the date the tender offer is completed, minus dividends, as provided in Section 47-33-18(1)(a) of the business combinations provisions under the South Dakota Domestic Public Corporation Takeover Act, or (ii) the Company's Board has received a fairness opinion from an independent appraiser indicating that the per share price to be paid to the minority shareholders is fair (without applying a minority interest or lack of marketability discounts); and

    •
    Developers will not cause the Company to enter into any transaction with Developers or its affiliates not giving rise to dissenters' rights as provided above, other than at fair market value (as provided above), and if the Company were to enter into any such transaction Developers would cause the Company's Board to give all the Company's shareholders notice of the transaction with an explanation of how the Company's Board reached its determination as to the value of the consideration that is detailed enough for the shareholders to reasonably evaluate the Company's Board's decision. Any shareholder(s) objecting to the amount or nature of the consideration will have the right to require the Company to have an independent appraisal completed, and

    •
    if the appraised value is within 10% of the price set by the Company's Board, then the price will stand and the Company will pay for the appraisal;

    •
    if the appraised value is more than 10% higher than the price set by the Company's Board, Developers will be required to pay such additional consideration to the Company and reimburse the Company for the reasonable cost of the appraisal; and

    •
    if the appraised value is more than 10% lower than the price set by the Company's Board, the price will stand and the shareholder(s) requesting the appraisal will reimburse the Company for the reasonable cost of the appraisal.

    Notwithstanding the foregoing, any shareholder's right to require an appraisal is subject to the Company's receipt of the prior written agreement of such shareholder not to disclose any confidential information about the Company or Developers contained in the appraisal and to reimburse the Company for the appraisal cost if the appraised value is more than 10% lower than the price set by the Company's Board (or its pro rata share of such cost if multiple shareholders request the appraisal).

    Except as described above or elsewhere in this Offer to Purchase, Developers has no present plans or proposals that would relate to or result in

  (i)
  any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets),

  (ii)
  any sale or transfer of a material amount of assets of the Company or any of its subsidiaries,

  (iii)
  any change in the Company Board or management of the Company, or

  (iv)
  any other material change in the Company's corporate structure or business.

12. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Developers shall not be required to accept for payment or pay for any shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Developers' obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), the payment for, any tendered shares, if by the expiration of the Offer (as it may be extended) the number of shares validly tendered and not withdrawn, shall not satisfy the Minimum Tender Condition.

    In addition, notwithstanding any other provision of the Offer, Developers shall not be required to accept for payment or pay for any shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Developers' obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), the payment for any tendered shares, if at any time prior to acceptance for payment of or payment for shares in the tender offer, any of the following events or conditions shall occur or exist:

  •
  there shall have been instituted or be pending any action or proceeding by any governmental entity, whether or not having the force of law, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the shares Company stock by Developers or any affiliate of Developers or the consummation by Developers of the Offer, or seeking to obtain damages in connection with the Offer, (ii) seeking to restrain or prohibit Developers' full rights of ownership or operation (or that of Developers' subsidiaries or affiliates) of any portion of the business or assets of the Company or Developers, or any of their respective subsidiaries or affiliates, or to compel Developers or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or Developers or any of their respective subsidiaries or affiliates, (iii) seeking to impose material limitations on the ability of Developers or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the shares of Company stock, including, without limitation, the right to vote any shares of Company stock acquired or owned by Developers or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders, or (iv) seeking to require divestiture by Developers or any of its subsidiaries or affiliates of any shares of Company stock; or

  •
  there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to Developers or any other subsidiary or affiliate of Developers, the Company or the Offer, the acceptance for payment of or payment for any shares of Company stock, or any other transaction, by any governmental entity, that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in the immediately preceding paragraph; or

  •
  there shall have occurred any change, effect, event, occurrence, state of facts or development that results in a material change in the financial condition, cash assets or results of operations of the Company, or any change, event or condition that, with the passage of time, would reasonably be expected to result in such an event or effect other than as contemplated by this Offer or the transactions contemplated hereby; or

  •
  Developers' due diligence investigation of the Company shall have revealed any information which, in Developers' reasonable discretion, precludes it from proceeding with the tender offer; or

  •
  the Company's Board shall have withdrawn its approval of Developers' acquisition of its shares pursuant to the tender offer for purposes of Section 47-33-17(1) of the South Dakota Domestic Public Corporation Takeover Act.

    In addition, if the Company breaches the Letter Agreement, and fails to cure such breach within the prescribed period, Developers will have the option of terminating the Letter Agreement and suspending or abandoning the tender offer. The Letter Agreement and the tender offer will terminate automatically if the Company's Board receives a third party proposal with respect to a transaction that it determines it must accept in order to fulfill its fiduciary duties to its shareholders.

13. LEGAL MATTERS

    Except as described in this Section 13, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Developers with representatives of the Company, none of Developers or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Developers' acquisition of the Company shares (and the indirect acquisition of the Developers' stock held by the Company) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by Developers as contemplated herein. Should any such approval or other action be required or desirable, Developers currently contemplates that such approval or other action will be sought, except as described below under "State Anti-Takeover Laws." Although (except as otherwise expressly described in this Section 13) Developers does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Developers could decline to accept for payment or pay for any shares tendered. See Section 12—"Certain Conditions of the Offer," for a description of certain conditions to the Offer.

    State Anti-Takeover Laws.  The Company is incorporated under the laws of the State of South Dakota, which has adopted an "anti-takeover" statute called the "South Dakota Domestic Public Corporation Takeover Act" (South Dakota Statutes, Sections 47-33-1 et seq.). This statute imposes significant restrictions on the participation and management rights of any person or entity that acquires control of a South Dakota public corporation through the acquisition of shares unless certain statutory procedures are followed and board and shareholder approvals obtained, which has the effect of deterring control share acquisitions without the cooperation of a corporation's board of directors and shareholders.

    The public policy statement found under §47-33-2 of the Takeover Act suggests that, in adopting the statute, the South Dakota legislature desired to protect the welfare of local shareholders, businesses and communities who may become the target of hostile or coercive takeover tactics that may involve a substantial risk of unfair business dealings, prevent shareholders from realizing the full value of their holdings or undermine the State's interest in promoting stable relationships involving corporations chartered in the State. However, where a corporation's board of directors and a majority of shareholders agree to a transaction they can take actions to eliminate the restrictive effect of the statute on the acquiring Company. As a condition to the tender offer, Developers has required that the Company's Board and shareholders approve the measures necessary to remove the restrictions under this statute that would otherwise limit Developers' ability to participate in or manage the affairs of the Company following its acquisition of a controlling interest pursuant to the tender offer.

    There are two main components of the Takeover Act. The first component is the Takeover Act's control share acquisition provisions (§§47-33-8 through 47-33-16, inclusive) that limit the rights of a person acquiring a significant number of shares from voting those shares unless either a majority of the other shareholders of the corporation specifically vote to approve that person's acquisition of shares or the corporation has "opted out" of the application of such provisions in its Articles of Incorporation. As a condition to the tender offer, Developers has asked the Company to amend its Articles of Incorporation to "opt out" of the application of these provisions, and the Company's Board has agreed that if a majority of its outstanding shares are tendered, it will hold a special meeting of shareholders to consider such an amendment, recommend that tendering shareholders vote to approve it, and, if approved, it will amend the Company's Articles of Incorporation accordingly.

    The second component of the Takeover Act is its business combination provisions (§47-33-17 through 47-33-19, inclusive), which prohibit acquiring persons from engaging in certain types of transactions with a corporation over which it has gained control through the acquisition of a significant number of shares, unless the corporation's board of directors approved the person's original share acquisition or the proposed transaction is later approved by the unaffiliated shareholders of the corporation. As part of the Letter Agreement, Developers contractually committed to provide non-tendering shareholders with certain protections that are similar to some of the rights that would otherwise be provided by this part of the Takeover Act and the Company's Board approved Developers' prospective acquisition of shares from shareholders who elect to participate in the tender offer, which has the effect of eliminating the statutory restrictions of the business combination provisions that would otherwise apply.

    Developers reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Developers might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Developers might be unable to accept for payment or pay for shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Developers may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

14. FEES AND EXPENSES

    Developers has retained Wells Fargo Bank, South Dakota, N.A. to serve as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Developers will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary) in connection with the solicitation of tenders of shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by Developers upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

15. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Developers is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Developers becomes aware of any state law that would limit the class of offerees in the Offer, Developers will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of shares prior to the expiration of the Offer.

    No person has been authorized to give any information or to make any representation on behalf of Developers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Developers has filed a Schedule TO with the Commission pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company is filing the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8—"Certain Information Concerning the Company" (except that such material will not be available at the regional offices of the Commission).

October 3, 2001	SUPER 8 MOTEL DEVELOPERS, INC.
	By:	/s/ Harvey Aman
	Name:	Harvey Aman
	Title:	President and Chief Operating Officer

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
DEVELOPERS

    1.  Directors and Executive Officers of Developers.  The name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Developers are set forth below. Unless otherwise indicated, each person's business address is that of Developers. All the individuals listed are citizens of the United States.

Name and Business Address	Position with Developers; Present Occupation or Employment; Material Positions Held During the Past Five Years.
Ronald J. Rivett	Chairman and Director; Chairman, The Rivett Group, LLC.
Harvey D. Aman	President and Chief Operating Officer, Super 8 Motel Developers, Inc.
Bert C. Corwin, 810 Mountain View Road, Rapid City, South Dakota 57702	Director; Optometrist, Drs. Corwin-Tucker-Kudrna Eye Care Centre
Thomas P. Frederick, 500 South Front Street, Mankato, Minnesota 56001	Director; President, Happy Chef Systems, Inc.
Frank J. Gould, 1203 North Arch, Aberdeen, South Dakota 57401	Director; Vice President, Hospitality Builders/Services
Jason P. Welk, 1827 North Jay, Aberdeen, South Dakota 57401	Director; President and Chief Operating Officer, Rivett Family Management LLC

ANNEX A

LETTER AGREEMENT

[Super 8 Motel Developers, Inc. Letterhead]

September 7, 2001

CONFIDENTIAL
Board of Directors of World Services, Inc.
724 N. Kline
P.O. Box 786
Aberdeen, SD 57402-0786

Re: Tender Offer

Gentlemen and Ms. Bower:

    The purpose of this letter is to outline the material terms and conditions of an agreement between Super 8 Motel Developers, Inc., a South Dakota corporation ("Developers") and World Services, Inc., a South Dakota corporation ("World Services") pursuant to which Developers will make a public tender offer for all of the outstanding shares of common stock, par value $.001 per share, of World Services (the "Tender Offer"), and if completed, acquire shares representing a controlling majority interest of World Services. If you accept the terms of this proposal by signing below, it is agreed that this agreement shall become effective September 10, 2001.

    The material terms and conditions of the Tender Offer are as follows:

Purchase Price	The purchase price for the outstanding shares of World Services common stock to be purchased by Developers in the Tender Offer will be eighty-five cents ($.85) per share net in cash (the "Tender Offer Price").
Expiration Date	The Tender Offer will expire on October 31, 2001, subject to Developers' right, in its sole discretion, to extend it.
Tender of Shares
All properly tendered shares will be held in escrow by a depositary selected by Developers, with the consent of World Services, which shall not be unreasonably withheld, until the expiration or termination of the Tender Offer. In its tender offer materials, Developers will make specific and reasonable provisions for accepting the tender of shares by any shareholders who are unable to locate their share certificates or whose shares are held in escrow pursuant to the Escrow Agreement dated May 30, 1980 between World Services and the South Dakota Division of Securities. Unless earlier terminated as provided herein and subject to the satisfaction or waiver by Developers of the conditions set forth below, on or as soon as practicable following the expiration of the Tender Offer, Developers will accept and make payment of the Tender Offer Price for all shares properly tendered on or before the expiration date. If such conditions are not then satisfied or waived, Developers shall direct the depositary to promptly return the tendered shares to the registered holders thereof. Shareholders will be able to withdraw their shares from the Tender Offer at any time until they are accepted by Developers. Once accepted, the holders of such shares will no longer be able to withdraw them.

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Schedule 14d-9
On or before September 25, 2001 (or such later date on which Developers is prepared to file its Schedule TO and related tender offer materials), World Services will prepare and file with the Securities and Exchange Commission, and deliver to Developers for distribution to World Services shareholders, a Schedule 14D-9 and related materials in which the World Services' Board of Directors will take the position that it supports Developers' offer in that it provides liquidity to shareholders who desire to sell but remains neutral as to price. World Services' Board will not directly or indirectly change such recommendation unless it determines in good faith by a majority vote that such action is likely required to satisfy its fiduciary duties to its shareholders.
Shareholders Meeting
World Services agrees to set a date for a special meeting of its shareholders (the "Special Meeting") and file preliminary proxy materials within ten (10) days of its receipt of a notice from Developers that at least a majority of shares have been tendered, to hold such special meeting as soon thereafter as is legally and reasonable practicable, the primary purpose of which will be to vote on an amendment of the World Services' Articles of Incorporation to "opt out" of the control share acquisitions provisions (Sections 47-33-8 through 47-33-16, inclusive) of the South Dakota Domestic Public Corporation Takeover Act (the "Takeover Act"), and if approved at the Special Meeting, to duly amend World Services' Articles of Incorporation accordingly. World Services Board of Directors will recommend that World Services shareholders who desire to tender their shares approve such amendment of World Services' Articles of Incorporation. World Services' Board will not directly or indirectly change such recommendation unless it determines in good faith by a majority vote that such action is likely required to satisfy its fiduciary duties to its shareholders.

Notwithstanding the foregoing, World Services will have no obligation to set the record date, mail proxy materials or hold the Special Meeting unless and until a Release of Escrowed Shares Agreement in the form of Exhibit A hereto has been fully executed by Developers and the Director of the South Dakota Division of Securities. World Services agrees to execute and enter into such agreement.
Conditions
Developers' obligation to accept and purchase properly tendered shares of World Services common stock in accordance with the Tender Offer is conditioned upon the following events, each of which may be waived by Developers:
• shares representing at least a majority of the outstanding shares of World Services common stock will have been tendered (and not withdrawn) prior to the expiration of the Tender Offer;
• World Services will have amended its Articles of Incorporation to "opt out" of the control share acquisition provisions of the Takeover Act as provided above;

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•
there will not have been any change, effect, event, occurrence, state of facts or development that results in a material change in the financial condition, cash assets or results of operations of World Services, or any change, event or condition that, with the passage of time, would reasonably be expected to result in such an event or effect other than as contemplated by this agreement or the transactions contemplated hereby;
	•	there will not be any provision of any applicable law or regulation or any judgment, injunction, order or decree that will prohibit the transactions described herein;
	•	Developers' due diligence investigation of World Services will not have revealed any information which, in Developers' reasonable discretion, precludes it from proceeding with the Tender Offer; and
•
World Services' Board of Directors will not have withdrawn its approval of Developers' acquisition of its shares pursuant to the Tender Offer for purposes of Section 47-33-17(1) of the Takeover Act as set forth herein,
In the event the above conditions are met, Developers will purchase all tendered shares.
Covenants of Developers	Until the Tender Offer is completed or this agreement is terminated as provided herein, Developers hereby covenants to World Services as follows:
•
Developers will comply with the requirements of all applicable state and federal laws, including, without limitation, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and all applicable state securities laws in connection with its implementation of the Tender Offer and the performance of its obligations hereunder;
•
Developers will use its best commercially reasonable efforts in good faith to obtain the agreement of the Director of the South Dakota Division of Securities to a Release of Escrowed Shares Agreement in the form of Exhibit A hereto, and will promptly notify World Services of all substantive communications with the Division of Securities with respect to the foregoing; and
•
Developers will use its best commercially reasonable efforts in good faith to locate certain "missing" registered shareholders of World Services identified by World Services, whose registered addresses are believed by World Services to be no longer current.

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Developers further covenants that if the Tender Offer is completed, resulting in Developers' acquisition of shares representing a controlling majority interest in World Services,
•
Developers will not cause World Services to divest or sell any material assets through a distribution, dividend, payment of any sort or to conduct any merger, consolidation, exchange or other transaction, in a manner which is inconsistent with the fiduciary duties or other legal obligations that a majority shareholder owes to any minority shareholders under all applicable state or federal laws;
•
Developers will not cause World Services to make any payment to Developers in exchange for any property or services other than at fair market value as determined in good faith by the Board of Directors of World Services at the time of such transaction;
•
For so long as World Services is subject to Exchange Act, Developers will cause World Services to comply with financial reporting and other obligations pursuant to such Act, and if Developers determines to take World Services private through filing a Form 15, engaging in a 13e-3 Transaction, or other means, Developers will (and will cause World Services to) comply with all relevant rules and statutes; and
•	For a period of twenty-four (24) months following the completion of the Tender Offer,
•
Developers will not cause World Services to make any dividend or distribution of cash, stock or other assets or consideration to its shareholders, or conduct any sale, merger, consolidation, exchange or other transaction, pursuant to which Developers would receive a disproportionate amount of cash, stock or other assets or consideration on a per share basis in comparison to World Services' other shareholders;
•
Developers will not cause World Services to enter into any sale of all or substantially all of its assets, merger, consolidation, exchange, voluntary dissolution or other transaction that would have the effect of eliminating the interests of the non-tendering shareholders and give rise to dissenters' rights under Section 47-6-23 of the South Dakota business corporations statutes, unless either (i) the per share price to be paid to the non-tendering shareholders is not less than the Tender Offer Price plus interest calculated from the date the Tender Offer is completed, minus dividends, as provided in Section 47-33-18(1)(a) of the business combinations provisions under the Takeover Act, or (ii) the World Services board has received a fairness opinion from an independent appraiser indicating that the per share price to be paid to the minority shareholders is fair (without applying a minority interest or lack of marketability discounts); and

A–4

•
Developers will not cause World Services to enter into any transaction with Developers or its affiliates not giving rise to dissenters' rights as provided above, other than at fair market value (as provided above), and if World Services were to enter into any such transaction Developers would cause the World Services board to give all World Services shareholders notice of the transaction with an explanation of how the board reached its determination as to the value of the consideration that is detailed enough for the shareholders to reasonably evaluate the board's decision. Any shareholder(s) objecting to the amount or nature of the consideration will have the right to require World Services to have an independent appraisal completed, and
	•	if the appraised value is within 10% of the price set by the board, then the price will stand and World Services will pay for the appraisal;
•
if the appraised value is more than 10% higher than the price set by the board, Developers will be required to pay such additional consideration to World Services and reimburse World Services for the reasonable cost of the appraisal; and
•
if the appraised value is more than 10% lower than the price set by the board, the price will stand and the shareholder(s) requesting the appraisal will reimburse World Services for the reasonable cost of the appraisal.

Notwithstanding the foregoing, any shareholder's right to require an appraisal is subject to World Services' receipt of the prior written agreement of such shareholder not to disclose any confidential information about World Services or Developers contained in the appraisal and to reimburse World Services for the appraisal cost if the appraised value is more than 10% lower than the price set by the board (or its pro rata share of such cost if multiple shareholders request the appraisal).
Covenants and Representation of World Services
Until the Tender Offer is completed or this agreement is terminated as provided herein, World Services covenants that it will carry on business in accordance with its historical practices and will not declare or pay any cash or other dividends on the outstanding World Services common stock, or approve, implement or make any payments with regard to any severance, change of control, "golden parachute" or similar agreement with its directors, officers or others.

A–5

World Services acknowledges that Developers has relied on the filings of World Services under the Exchange Act in entering into this agreement and represents and warrants that such filings are materially accurate, complete and not misleading, except that World Services makes no representation with respect to any information provided to World Services by Developers that is contained in such filings. World Services further represents and warrants that its board of directors has approved Developers' acquisition of World Services shares from shareholders who elect to participate in the Tender Offer for purposes of Section 47-33-17(1) of the Takeover Act, and agrees that it will not directly or indirectly revoke such approval unless it determines in good faith by a majority vote that such action is likely required to satisfy its fiduciary duties to its shareholders.
Document Review & Approval
Each party will give the other a reasonable opportunity to review and provide comments on each document that is to be filed with the Securities and Exchange Commission, mailed to shareholders, published, or otherwise distributed in connection with the Tender Offer or Special Meeting, and will not make any such filing, mailing, publication or distribution unless and until the approval of the other party or its counsel is received, which approval will not be unreasonably withheld or delayed.
Notification
Until the Tender Offer is completed or this agreement is terminated as provided herein, World Services will promptly advise Developers orally and in writing of any request for information or Third Party Proposal (as defined below), or any inquiry which could result in a Third Party Proposal, the material terms and conditions of such request, Third Party Proposal or inquiry and the identity of the person(s) making the same and shall keep Developers apprised of related developments. World Services agrees to notify Developers immediately upon accepting or agreeing to any Third Party Proposal. "Third Party Proposal" means any merger, consolidation, sale of all or a material portion of World Services' assets or business, any acquisition of World Services' capital stock, any sale of Developers' common stock owned by World Services, or any similar transaction by a third party that would reasonably be expected to impede, interfere with, prevent or materially delay the Tender Offer or would reasonably be expected to materially dilute the benefits of the transaction to Developers.

A–6

Due Diligence
Until the Tender Offer is completed or this agreement is terminated as provided herein, and subject to Developers' execution and the terms of a confidentiality agreement in the form set forth as Exhibit B hereto, Developers will have the right to conduct reasonable due diligence, including inspecting and copying World Services' corporate records, material contracts, accounting information and other documents, during regular business hours, at its own expense. In the event that this agreement is terminated for any reason, Developers agrees to promptly return or destroy any and all copies it has made of such materials as provided in the confidentiality agreement.
Termination
This agreement and the Tender Offer may be terminated upon the mutual written agreement of the parties or by either party upon the occurrence of any material breach of any provision hereof by the other, provided that the terminating party will give the breaching party five (5) business days written notice of any such breach, during which time such breaching party will have the right to cure any such breach. Nothing in this agreement is intended to limit a party's recoverable damages for breach of contract, except that neither party will be liable for consequential damages.

This agreement will also automatically terminate upon World Services' delivery of notice to Developers that it has accepted or agreed to a Third Party Proposal. Developers may terminate this agreement upon two (2) business days written notice if World Services' Board of Directors has for any reason or no reason, directly or indirectly, revoked its support of the Tender Offer as described above, recommended that its shareholders reject the Tender Offer, or revoked its recommendation of the proposal to amend its Articles of Incorporation as described above.
Fees and Expenses	Each party will be responsible for its own fees and expenses related to performing its respective obligations pursuant to this agreement.
Shareholder List
Within a commercially reasonable period following its execution of this agreement, World Services will provide Developers with a certified list of the holders of all of its outstanding common and preferred stock and all options, warrants, and convertible or other securities of World Services, if any, as of a recent date, which will identify each holder by name and address and will set forth the number of shares or other securities owned by such holder, in paper and electronic form if available. World Services will keep Developers promptly informed of all transfers, redemptions or other transactions with respect to its shares or other securities after the date of such shareholders list.

A–7

Resignations
Any officer or director of World Service may resign from his or her position at any time in his or her discretion, and if requested by Developers, each director and officer of World Services will tender his or her resignation to World Services upon the completion of the Tender Offer.
Cooperation
The parties acknowledge that this agreement does not address all the actions required to be taken by the parties to accomplish the purposes of this agreement and agree to cooperate and take such additional actions as are commercially reasonable in furtherance of their respective obligations hereunder. Nothing herein is to be interpreted to prohibit or prevent the parties or their Board of Directors from complying with the rules and regulations of the Commission or other applicable state or federal laws.

    Should the foregoing accurately reflect your understanding of our agreement, please execute the additional copy of this agreement enclosed herewith and return it to me no later than September 10, 2001. By execution hereof, you represent (a) that this agreement, and the acquisition of World Services shares by Developers contemplated hereby, has been duly authorized by the Board of Directors of World Services, (b) that you have been duly authorized to execute this agreement on behalf of World Services, and (c) that upon execution, this agreement will be a valid and binding obligation of World Services, enforceable in accordance with its terms.

    The signature of Developers below constitutes a representation by the undersigned (a) that this agreement has been duly authorized by the Board of Directors of Developers, (b) that the undersigned has been duly authorized to execute this agreement on behalf of Developers, and (c) that upon acceptance of this agreement by World Services by signing below, this agreement will be a valid and binding obligation of Developers, enforceable in accordance with its terms.

    Thank you, in advance, for your cooperation.

                      Very truly yours,

                      /s/ Harvey Aman

                      Harvey Aman
                      President and Chief Operating Officer
                      Super 8 Motel Developers, Inc.

AGREED TO AND ACCEPTED BY
World Services, Inc.
By:	/s/ Ronne Tarrell
Its:	President
Dated:	9-7-01

A–8

ANNEX B

RELEASE OF ESCROWED SHARES AGREEMENT

RELEASE OF ESCROWED SHARES AGREEMENT

    THIS RELEASE OF ESCROWED SHARES AGREEMENT is entered into this 25th day of September, 2001, by and among WORLD SERVICES,  INC. ("WSI"), a South Dakota corporation, SUPER 8 MOTEL DEVELOPERS, INC. ("Developers"), a South Dakota corporation, and THE SOUTH DAKOTA DIVISION OF SECURITIES ("Division of Securities").

W I T N E S S E T H:

    WHEREAS, on May 30, 1980, and as a condition of the issuance of shares to the residents in the State of South Dakota, certain insiders of WSI were required to place their shares in escrow until such time as WSI reached certain earnings standards; and

    WHEREAS, WSI and Developers have entered into an agreement whereby Developers would participate in a friendly tender offer to WSI shareholders in order to achieve a 51% control of ownership of WSI; and

    WHEREAS, the Division of Securities has agreed that it would release all of the escrowed shares upon Developers receiving 51% of the outstanding shares of WSI.

    NOW, THEREFORE, the parties hereby agree as follows:

  1.
  Release of Shares. The Division of Securities hereby agrees to release all of those shares currently held in escrow pursuant to the escrow agreement executed between the Division of Securities and WSI on May 30, 1980, whether or not such shares are tendered by the holder thereof to Developers. This release is conditioned upon the following:

  (i)
  Developers receiving 51% of the outstanding shares of WSI pursuant to a friendly tender offer between Developers and WSI no later than December 31, 2001; and

  (ii)
  Proper documentation is provided to the Division of Securities indicating that the shares have been tendered and received by Developers.

  2.
  No Restrictions. Upon the release of the escrowed shares, the shares shall have no further restrictions pursuant to the escrow agreement entered into between WSI and the Division of Securities and will be freely tradeable in accordance with State and federal securities laws. The Division of Securities will not require any subsequent notice with regard to the transfer of such shares.

  3.
  Termination of Tender Offer. If the tender offer between Developers and WSI does not occur and Developers does not receive 51% of the shares of WSI by December 31, 2001, the shares shall not be released from escrow and the terms and conditions of the escrow agreement between the Division of Securities and WSI shall continue to be in effect.

  4.
  Governing Law. This agreement shall be governed by the laws of the State of South Dakota.

  5.
  Counterparts. This Release of Escrowed Shares Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together, shall constitute but one and the same instrument.

B–1

    IN WITNESS WHEREOF, the parties hereto have set their hands on the day and year first above written.

WORLD SERVICES, INC.		SUPER 8 MOTEL DEVELOPERS, INC.
By	/s/ Harvey Aman	By	/s/ Ronne Tarrell
Its	President	Its	President
THE SOUTH DAKOTA DIVISION OF SECURITIES
By	/s/ Gail Sheppick
Its	Director

B–2

    The Letter of Transmittal, stock certificates and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trustee or other nominee to the Depositary at the address set forth below so that they are received by the Depositary on or before October 31, 2001, or any extended expiration date.

The Depositary for the Offer
is:

WELLS FARGO BANK, SOUTH DAKOTA, N.A.

By Mail:	By Hand or Overnight Courier:
Wells Fargo Bank, South Dakota, N.A. Attention: Corporate Trust Department P.O. Box 849 Aberdeen, South Dakota 57402-0849	Wells Fargo Bank, South Dakota, N.A. Attention: Corporate Trust Department 204 South First Street Aberdeen, South Dakota 57401

    Questions and requests for assistance may be directed to Developers at the telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or any other tender offer materials may be obtained from Developers or the Depositary. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

Super 8 Motel Developers, Inc.
Attention: Tender Offer Coordinator
523 Camelot Drive
P.O. Box 4800
Aberdeen, SD 57402-4800
Tel. (605) 229-8899
Fax: (605) 229-8914

QuickLinks

IMPORTANT INSTRUCTIONS
SUMMARY TERM SHEET
INTRODUCTION
  1. TERMS OF THE OFFER
  2. PROCEDURES FOR TENDERING SHARES
  3. WITHDRAWAL RIGHTS
  4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES
  5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
  6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION
  7. CERTAIN INFORMATION CONCERNING THE COMPANY
  8. CERTAIN INFORMATION CONCERNING THE PURCHASER
  9. SOURCE AND AMOUNT OF FUNDS
  10. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER
  11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY
  12. CERTAIN CONDITIONS OF THE OFFER
  13. LEGAL MATTERS
  14. FEES AND EXPENSES
  15. MISCELLANEOUS
DIRECTORS AND EXECUTIVE OFFICERS OF DEVELOPERS
  LETTER AGREEMENT
RELEASE OF ESCROWED SHARES AGREEMENT